Exhibit 1.2

Execution Version

UXIN LIMITED

CERTIFICATE OF DESIGNATION

OF

SENIOR CONVERTIBLE PREFERRED SHARES

The undersigned, the chairman of the board of directors (the “Board of Directors”, or the “Board”) of Uxin Limited, incorporated under the laws of the Cayman Islands (the “Company”), does hereby certify that:

FIRST, according to the Amended and Restated Memorandum of Association and Amended and Restated Articles of Association of the Company (as amended or restated from time to time, the “Memorandum and Articles”), the authorized share capital of the Company is US$1,000,000 divided into 10,000,000,000 comprising of (i) 8,900,000,000 Class A Ordinary Shares, (ii) 100,000,000 Class B Ordinary Shares; and (iii) 1,000,000,000 shares of a par value of each US$0.0001 each of such class or classes as the Board may determine in accordance with the Memorandum and Articles.

SECOND, according to the Memorandum and Articles, the Board of Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board of Directors.

THIRD, according to the Memorandum and Articles, the Board of Directors may issue, out of the unissued shares (other than the authorized but unissued Ordinary Shares), series of preferred shares, and before any preferred shares of any such series are issued, the Board of Directors shall fix, among other things, the designation of such series, the number of preferred shares to constitute such series, the subscription price thereof, the dividends, if any, payable on such series, voting rights, redemption rights, conversion rights, liquidation preferences and other rights of the holders of such series.

FOURTH, the Board of Directors, pursuant to the authority designated to it under the Memorandum and Articles, has authorized, by unanimous written resolutions of the Board of Directors dated June 14, 2021, the adoption of this Certificate of Designation of Senior Convertible Preferred Shares (this “Certificate of Designation”) to create and issue a new series of convertible preferred shares of the Company with preference, priority, special privilege and other rights provided herein and that 1,000,000,000 of the authorized but unissued shares in the authorized share capital of the Company be designated as Senior Convertible Preferred Shares.

NOW, THEREFORE, a new series of preferred shares of the Company shall be created and issued with the rights, preferences and restrictions as follows:

TERMS OF SENIOR CONVERTIBLE PREFERRED SHARES

Section 1.Definitions.

For the purposes hereof, the following terms shall have the following meanings:

“ADSs” means the American Depositary Shares of the Company, each representing three (3) Class A Ordinary Shares.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e)

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the Cayman Islands, the People’s Republic of China (which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan) or the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Class” shall have the meaning set forth in the Memorandum and Articles.

“Class A Ordinary Share” shall have the meaning set forth in the Memorandum and Articles.

“Class B Ordinary Share” shall have the meaning set forth in the Memorandum and Articles.

“Commission” means the United States Securities and Exchange Commission.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the Class A Ordinary Shares and/or ADSs issuable upon conversion of the Senior Preferred Shares in accordance with the terms hereof.

“Depositary” shall have the meaning set forth in Section 6(c)(vi).

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Dividend Conversion Rate” means the lesser of (a) the applicable Conversion Price or (b) with respect to ADS, the average of the VWAPs for the 5 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date, and with respect Ordinary Share, one-third of the foregoing average VWAP, as applicable.

“Dividend Conversion Shares” shall have the meaning set forth in Section 3(a)

“Dividend Notice Period” shall have the meaning set forth in Section 3(a).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Dividend Share Amount” shall have the meaning set forth in Section 3(a).

“Effective Date” means the earliest of the date that (a) the Registration Statement registering the relevant Underlying Shares has been declared effective by the Commission, or (b) the relevant Underlying Shares may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) Class A Ordinary Shares, ADSs or options to employees, officers or directors of the Company pursuant to the Company’s 2018 Second Amended and Restated Share Incentive Plan or any other share incentive plan duly adopted by the Board of Directors of the Company in accordance with the Investors’ Rights Agreement, and (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Subscription Agreement and the Warrants and/or other securities exercisable or exchangeable for or convertible into Class A Ordinary Shares issued and outstanding on the date of the Subscription Agreement, provided that such securities have not been amended since the date of the Subscription Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities or to extend the term of such securities.

“First Closing” shall have the meaning set forth in the Subscription Agreement.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Group Company” means the Company and its Subsidiaries.

“HKIAC” has the meaning given to such term in Section 9(e).

“Holder” shall have the meaning given such term in Section 2.

“Investor Directors” means the directors nominated by the original Holders and appointed to the Board.

“Investors’ Rights Agreement” means the investors’ rights agreement, in the form of Exhibit B of the Subscription Agreement, to be entered into by and among, the Company, the Holders and certain other parties thereof at the First Closing, as amended, modified or supplemented from time to time in accordance with its terms.

“Junior Securities” means the Ordinary Shares and all other Ordinary Share Equivalents of the Company (other than the Senior Preferred Shares).

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Material Adverse Effect” shall have the meaning set forth in the Subscription Agreement.

“Ordinary Share” means a Class A Ordinary Share or a Class B Ordinary Share.

“Ordinary Share Equivalents” means (a) any rights, options or warrants to acquire Ordinary Shares and (b) any depositary shares (including, without limitation, the ADSs), notes, debentures, preference shares or other equity securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Ordinary Shares.

“Original Issue Date” means, with respect to each Senior Preferred Share, the date of the first issuance of such Senior Preferred Share regardless of the number of transfers of such Senior Preferred Share and regardless of the number of certificates which may be issued to evidence such Senior Preferred Share.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal” means Mr. Kun Dai (戴琨).

“Principal Lock-up Period” means the period commencing on the date hereof and continuing until July 31, 2024.

“Principal Parties” means the Principal and Xin Gao Group Limited, a company organized under the laws of the British Virgin Islands.

“Registration Rights Agreement” means the registration rights agreement, in the form of Exhibit C of the Subscription Agreement, to be entered into by and among the Company and the original Holders at the First Closing, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Holder as provided for in the Registration Rights Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Preferred Shares” shall have the meaning set forth in Section 2.

“Share” shall have the meaning set forth in the Memorandum and Articles.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Subscription Agreement” means the Share Subscription Agreement dated June 14, 2021 by and among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the ADSs is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Subscription Agreement, the Investors’ Rights Agreement, the Warrants, the Registration Rights Agreement, the Lock-Up Letters (as defined in the Subscription Agreement), the Voting Agreement (as defined under the Subscription Agreement), all exhibits and schedules thereto and hereto and any other documents or agreements executed on or after the date of the Subscription Agreement in connection with the transactions contemplated under the Subscription Agreement.

“Transfer Agent” means  Maples Fund Services (Cayman) Limited, the current transfer agent of the Company with a mailing address of  c/o Maples Fund Services (Asia) Limited, 16th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong and an email address of  investorserviceshk@maples.com, and any successor transfer agent of the Company.

“Underlying Shares” means the Class A Ordinary Shares and/or ADSs issued and issuable upon conversion of the Senior Preferred Shares, and issued and issuable in lieu of the cash payment of dividends on the Senior Preferred Shares in accordance with the terms of this Certificate of Designation.

“Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional Ordinary Shares and/or ADSs either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the ADSs at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the ADSs or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the ADSs is then listed or quoted on a Trading Market, the daily volume weighted average price of the ADSs for such date (or the nearest preceding date) on the Trading Market on which the ADSs is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the ADSs for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the ADSs is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the ADSs are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported, or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Holders of a majority of the then outstanding Senior Preferred Shares and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrant” means, collectively, the warrant to purchase certain Senior Preferred Shares to be delivered to each original Holder at the First Closing in accordance with Article II of the Subscription Agreement.

Section 2.Designation, Amount and Par Value.

The series of preferred shares shall be designated as the Company’s senior convertible preferred shares (the “Senior Preferred Shares”) and the number of shares so designated shall be 1,000,000,000 (which shall not be subject to increase, other than as contemplated under the Subscription Agreement, without the written consent of the holders of a majority of the then outstanding Senior Preferred Shares (each, a “Holder” and collectively, the “Holders”). Each Senior Preferred Share shall have a par value of $0.0001 per share and a stated value equal to $0.3433 (the “Stated Value”).

Section 3.Dividends.

(a).Dividends in Cash or in Kind. Subject to the provisions in the Investors’ Rights Agreement, the Memorandum and Articles, this Certificate of Designation or by any Applicable Law, the Board may from time to time declare dividends and other distributions on the outstanding shares of the Company and authorize payment of the same out of the funds of the Company legally available therefore. Subject to the foregoing, when and if declared by the Board, each Holder, on parity with each other Holders, in preference to the other holders of Junior Securities shall be entitled to receive, and the Company shall pay, dividends at the rate of eight percent (8%) per annum of the Stated Value per Senior Preferred Share on a non-cumulative basis, payable at a time (the “Dividend Payment Date”) as soon as practicable but no later than one (1) month after declaration in cash, or in duly authorized, validly issued, fully paid and non-assessable Class A Ordinary Shares and/or ADSs which shall be valued at the Dividend Conversion Rate, or a combination thereof (the dollar amount to be paid in Class A Ordinary Shares or ADSs (as applicable), the “Dividend Share Amount”), as declared by the Board. Unless and until any dividends or other distributions in like amount have been paid in full to the Holders, the Company shall not declare, pay or set apart for payment, any dividend and other distributions on any other share of the Company. In the event that the Board declares to pay dividends in Class A Ordinary Shares or ADSs (as applicable) and as a condition, as to the Dividend Payment Date, prior to the date falling 5 consecutive Trading Days immediately prior to the Dividend Payment Date (such period for 5 consecutive Trading Days, the “Dividend Notice Period”) (but not more than five (5) Trading Days prior to the commencement of such Dividend Notice Period), the Company shall have delivered to each Holder a number of Class A Ordinary Shares or ADSs (as applicable) to be applied against such Dividend Share Amount equal to the quotient of (x) the applicable Dividend Share Amount divided by (y) the Dividend Conversion Rate, assuming for such purposes that the Dividend Payment Date is the Trading Day immediately prior to the commencement of the Dividend Notice Period (the “Dividend Conversion Shares”). The Holders shall have the same rights and remedies with respect to the delivery of any such Class A Ordinary Shares or ADSs (as applicable) as if such Class A Ordinary Shares or ADSs (as applicable) were being issued pursuant to Section 6.

(b).After the preferential dividends relating to the Senior Preferred Shares under (a) above have been paid in full or declared and set apart in any fiscal year of the Company, any additional dividends out of funds legally available therefor may be declared in that fiscal year for the Ordinary Shares and the ADSs and, if such additional dividends are declared, then the holders of any Senior Preferred Shares shall be entitled to participate in such subsequent distribution among the Ordinary Shares (including the ADSs representing Class A Ordinary Shares) pro rata based on the number of Class A Ordinary Shares into which the then outstanding Senior Preferred Shares held by each Holder are convertible (calculated on an as-converted basis).

(c).Dividend Calculations. Payment of dividends in Class A Ordinary Shares or ADSs shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. Preferential dividends shall cease to accrue with respect to any Senior Preferred Shares converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein. Except as otherwise provided herein, if at any time the Board determines to pay dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of Senior Preferred Shares held by each Holder on such Dividend Payment Date.

(d).Other Securities. So long as any Senior Preferred Shares shall remain outstanding, neither the Company nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities other than pursuant to contractual rights to repurchase Class A Ordinary Shares or ADSs from the employees, officers, directors or consultants of the Group Companies upon termination of their employment or services. So long as any Senior Preferred Shares shall remain outstanding, neither the Company nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Senior Preferred Shares remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Senior Preferred Shares.

Section 4.Voting Rights.

Subject to the provisions in the Investors’ Rights Agreement, except as otherwise provided herein or as otherwise required by law, the holder of each Senior Preferred Share shall be entitled to vote that number of votes equal to the largest number of whole shares of Class A Ordinary Shares into which each such Senior Preferred Share could be converted, pursuant to the sections hereof.

Section 5.Liquidation.

(a).Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, (a “Liquidation”), each Holder, pari passu with other Holders, and in preference to the other holders of Junior Securities, shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to one hundred and fifty percent (150%) of Stated Value per Senior Preferred Share held by such Holder, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each Senior Preferred Shares before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After unconditional and irrevocable distribution or payment in full of the amount distributable or payable on all Senior Preferred Shares pursuant to this Section, the Company shall pay and distribute all of the remaining assets of the Company available for distribution among the holders of Senior Preferred Shares and Ordinary Shares (including ADSs representing Class A Ordinary Shares) pro rata based on the number of Ordinary Shares held by each holder (assuming full conversion of all Senior Preferred Shares pursuant to this Certificate of Designation). The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

(b).In the event the Company proposes to distribute assets other than cash in connection with Liquidation, the value of assets to be distributed shall be the fair market value of such assets, determined in good faith by the liquidator if one is appointed or by the Board (including the affirmative votes of the Investor Directors).  Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator if one is appointed or by the Board (including the affirmative votes of the Investor Directors).

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i),

(ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board (including the affirmative votes of the Investor Directors), or by a liquidator if one is appointed.  The Holders shall have the right to challenge any determination by the liquidator or the Board (as the case may be) of fair market value pursuant to this Section 5(b), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board (as the case may be) and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

Section 6.Conversion.

(a).Conversions at Option of Holder. Subject to this Section 6(a), each Senior Preferred Share shall be convertible, at any time and from time to time from and after the applicable Original Issue Date, subject to compliance with Applicable Laws, at the option of the Holder thereof at its sole discretion, into that number of Class A Ordinary Shares or ADSs determined by dividing the Stated Value of such Senior Preferred Share by the Conversion Price. Each Holder shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of Senior Preferred Shares to be converted, the number of Senior Preferred Shares owned prior to the conversion at issue, the number of Senior Preferred Shares owned subsequent to the conversion at issue, whether the Senior Preferred Shares shall be converted into Class A Ordinary Shares or ADSs, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Senior Preferred Shares, a Holder shall not be required to surrender the certificate(s) representing the Senior Preferred Shares to the Company unless all of the Senior Preferred Shares represented thereby are so converted, in which case such Holder shall deliver the certificate representing such Senior Preferred Shares promptly following the Conversion Date at issue. Senior Preferred Shares converted into Class A Ordinary Shares or ADSs in accordance with the terms hereof shall be canceled and shall not be reissued.

(b).Conversion Price. The conversion price for each Senior Preferred Share shall initially be $0.3433 per Class A Ordinary Shares or $1.03 per ADS, as adjusted from time to time in accordance with Section 7 (the “Conversion Price”).

(c).Mechanics of Conversion.

(i)Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder:

(A)the number of Conversion Shares being acquired upon the conversion of the Senior Preferred Shares (including Class A Ordinary Shares and/or ADSs representing the payment of accrued dividends otherwise determined pursuant to Section 3(a) but assuming that the Dividend Notice Period is the five (5) Trading Day period immediately prior to the date on which the Notice of Conversion is delivered to the Company and excluding for such issuance the condition that the Company deliver the Dividend Share Amount as to such dividend payment prior to the commencement of the Dividend Notice Period) which, as follows:

(x) if such Holder elects to convert the Senior Preferred Shares into Class A Ordinary Shares, (1) a certified copy of the Company’s register of members or an excerpt thereof reflecting such Holder’s ownership of such Class A Ordinary Shares to which such Holder shall be entitled upon conversion of the applicable Senior Preferred Shares, and (2) a share certificate representing such Class A Ordinary Shares registered in the name of such Holder to which such Holder shall be entitled upon conversion of the applicable Senior Preferred Shares as calculated pursuant to Section 6(b), and

(y) if such Holder elects to convert the Senior Preferred Shares into ADSs, (1) a certified copy of the Company’s register of members or an excerpt thereof reflecting the Depositary’s ownership of the underlying Class A Ordinary Shares represented by the ADSs into which applicable Senior Preferred Shares are converted, and (2) evidence to the reasonable satisfaction of such Holder that the ADSs to which such Holder shall be entitled upon conversion of the applicable Senior Preferred Shares has been credited on the books of The Depository Trust Company to the brokerage account(s) designated by such Holder;

(B)if applicable, (x) a share certificate representing the number of Senior Preferred Shares delivered to the Company for conversion but otherwise not elected to be converted pursuant to the written election and (y) a certified copy of the Company’s register of members or an excerpt thereof reflecting such holder’s ownership of such Senior Preferred Shares delivered to the Company for conversion but otherwise not elected to be converted pursuant to the written election.

(C)a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash).

All Conversion Shares issued hereunder by the Company shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof. Without reducing the Company’s obligations before the Effective Date as specified above and in the Registration Rights Agreement, on or after the Effective Date, all relevant Conversion Shares shall be free of restrictive legends and trading restrictions, and the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 6 electronically through The Depository Trust Company or another established clearing Company performing similar functions.

(ii)Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Senior Preferred Share certificate delivered to the Company and the Holder shall, if received subsequently, promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii)Obligation Absolute; Partial Liquidated Damages. The Company’s obligation to issue and deliver the Conversion Shares upon conversion of Senior Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder. In the event a Holder shall elect to convert any or all of its Senior Preferred Shares, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Senior Preferred Shares of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Senior Preferred Shares which are subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Senior Preferred Shares being converted, $50 per Trading Day for each Trading Day after the 2nd Trading Day following the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under Applicable Law.

(iv)Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Class A Ordinary Shares or ADSs to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Class A Ordinary Shares or ADSs so purchased exceeds (y) the product of (1) the aggregate number of Class A Ordinary Shares or ADSs (as applicable) that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions); and (B) at the option of such Holder, either reissue (if surrendered) the Senior Preferred Shares equal to the number of Senior Preferred Shares submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of Class A Ordinary Shares or ADSs (as applicable) that would have been issued if the Company had timely complied with its delivery requirements under Section 6(c)(i). The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Conversion Shares upon conversion of the Senior Preferred Shares as required pursuant to the terms hereof.

(v)Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Class A Ordinary Shares for the sole purpose of issuance upon conversion of the Senior Preferred Shares and payment of dividends on the Senior Preferred Shares, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Senior Preferred Shares), not less than such aggregate number of Class A Ordinary Shares as shall (subject to the terms and conditions set forth in the Subscription Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding Senior Preferred Shares and payment of dividends hereunder. The Company covenants that all Class A Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi)Conversion into ADSs.  To the extent that any Holder of Senior Preferred Shares elects to convert its Senior Preferred Shares into ADSs pursuant to Section 6, the Company shall (i) do and perform, or cause to done and performed, all such acts and things (including to provide any consent or confirmation and to satisfy any other procedural or substantive requirements under that certain deposit agreement dated June 27, 2018 among the Company, the Bank of New York Mellon (the “Depositary”) and the holders and beneficial owners of American depositary shares issued thereunder (as amended, restated, supplemented or modified from time to time)), and shall execute and deliver all such other agreements, certificates, instruments and documents and cause to be delivered any legal opinions as soon as possible), as may be necessary or reasonably requested by such Holder, in order to effect the conversion into ADSs of the Senior Preferred Shares being converted, and (b) shall otherwise facilitate and effect (or cause to be effected) the conversion of such Senior Preferred Shares into ADSs and deliver such ADSs to such Holder in accordance with Section 6(c)(i) (including the time periods set forth therein).

(vii)Fractional Shares. No fractional shares (either in Class A Ordinary Shares or ADSs)

or scrip representing fractional shares shall be issued upon the conversion of the Senior Preferred Shares. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional Senior Preferred Shares.

(viii)Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of the Senior Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such Senior Preferred Shares. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depositary and The Depository Trust Company (or another established clearing corporation performing similar functions), including without limitation any ADS conversion fees, required for same-day electronic delivery of the Conversion Shares.

Section 7.Certain Adjustments.

(a).Share Dividends and Share Splits. If the Company, at any time while any Senior Preferred Shares are outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions payable in Class A Ordinary Shares or ADSs on Ordinary Shares or any other Ordinary Share Equivalents (which, for avoidance of doubt, shall not include any Class A Ordinary Shares issued by the Company upon conversion of, or payment of a dividend on, the Senior Preferred Shares), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of a reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues, in the event of a reclassification of the Ordinary Shares, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b).Subsequent Equity Sales. If, at any time while any Senior Preferred Shares are outstanding, the Company or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Ordinary Shares or Ordinary Share Equivalents entitling any Person to acquire Ordinary Shares or ADSs at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Ordinary Shares or Ordinary Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Ordinary Shares or ADSs at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction in breach of the Investors’ Rights Agreement, the Company shall be deemed to have issued Ordinary Shares or Ordinary Share Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holders in writing, no later than the Trading Day following the issuance of any Ordinary Shares or Ordinary Share Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion

Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c).Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares acquirable upon complete conversion of such Holder’s Preferred Shares immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(d).Pro Rata Distributions. During such time as any Senior Preferred Shares are outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of the Senior Preferred Shares, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Class A Ordinary Shares acquirable upon complete conversion of the Senior Preferred Shares immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Class A Ordinary Shares are to be determined for the participation in such Distribution.

(e).Fundamental Transaction.  If, at any time while any Senior Preferred Shares are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares and/or ADSs are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares and/or ADSs are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding ADSs and/or Ordinary Shares (not including any Ordinary Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), in each case of (i)-(v) above, (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Senior Preferred Shares, at the sole discretion of the Holder, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of ordinary shares of the successor or acquiring Company or Ordinary Shares of the Company, if it is the surviving Company, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares for which the Senior Preferred Shares are convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Ordinary Shares in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares and/or ADSs are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Senior Preferred Shares following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of

Designation with the same terms and conditions and issue to the Holders new preferred shares consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred shares into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents (as defined in the Subscription Agreement) in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of the Senior Preferred Shares, deliver to the Holder in exchange for the Senior Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Senior Preferred Shares which are convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Class A Ordinary Shares acquirable and receivable upon conversion of the Senior Preferred Shares (without regard to any limitations on the conversion of the Senior Preferred Shares) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the Ordinary Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Senior Preferred Shares immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(f).ADS-Class A Ordinary Share Exchange Ratio. If the number of Class A Ordinary Shares represented by the ADSs as at the Original Issuance Date is changed for any reason, the Company shall make an appropriate adjustment to the Conversion Price such that the number of Class A Ordinary Shares represented by the ADSs upon which any conversion of Senior Preferred Shares is based remains the same. Any reference in this Section 7 to issuances or other actions taken in respect of Class A Ordinary Shares or otherwise for the benefit of shareholders of the Company shall also include (without double counting) issuances or other actions that are given effect through the issuance, or other action taken in respect, of ADSs.

(g).Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding.

(h).Notice to the Holders.

(i)Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)Notice to Allow Conversion by Holders. Subject to the provisions in the Investors’ Rights Agreement and the Memorandum and Articles, if (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Ordinary Shares is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the

Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Senior Preferred Shares, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 6-K. The Holders shall remain entitled to convert the Conversion Amount of the Senior Preferred Shares (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.Redemption Right.

(a).Redemption. At any time and from time to time, upon written notice of each Holder of Senior Preferred Shares, the Company shall redeem all or part of the Senior Preferred Shares held by such Holder at the Redemption Price (as defined below), provided that any of the following events occurs:

(i)any material breach of any of the representations, warranties or covenants by the Company or the Principal Parties under any of the Transaction Documents (without regard to any limitation or qualification as to materiality or by “Material Adverse Effect” included therein) where such breach is not cured within thirty (30) days after the earlier of (i) written notice of such breach is given to the Company and (ii) the Company’s obtaining actual knowledge of such breach;

(ii)any conviction of breaches or violation of Applicable Law by the Company which is reasonably expected to have a Material Adverse Effect (including but not limited to the violation by the Principal of any criminal laws, misrepresentation or moral turpitude or violation of applicable securities law, violation of any anti-corruption/anti-bribery laws, regulations or policies or any conviction in each case causing the Principal unable to perform his duties to the Group Companies);

(iii)during the Principal Lock-Up Period, all or part of the 40,809,861 Class B Ordinary Shares held by the Principal Parties shall be subject to enforcement, foreclosure, freezing order or other judicial measures, or the Principal Parties (directly or indirectly) shall hold less than 40,809,861 Class B Ordinary Shares of the Company;

(iv)the Principal’s employment with the Company shall be terminated for whatever reason;

(v)the Company shall fail to have available a sufficient number of authorized and unreserved Class A Ordinary Shares to issue to such Holder upon a conversion hereunder;

(vi)there shall have occurred a Bankruptcy Event;

(vii)the ADSs shall fail to be listed or quoted for trading on a Trading Market for more than five (5) Trading Days, which need not be consecutive Trading Days; or

(viii)the electronic transfer by the Company of ADSs through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”.

(b).Redemption Price. The “Redemption Price” for each Senior Preferred Share redeemed pursuant to Section 8(a) above shall be the sum of (x) the aggregate amount of the Stated Value (as adjusted for any share dividends, combinations, splits, recapitalizations and the like), plus (y) an amount accruing at a compound annual rate of eight percent (8%) of such Stated Value for a period of time commencing from the Original Issue Date of such Senior Preferred Share and ending on the Redemption Closing Date, plus (z) any accrued but unpaid dividends on such Senior Preferred Share, in each case, in respect of all of the Senior Preferred Shares held by such Holder and requested to be redeemed.

(c).Redemption Notice. The requesting Holder shall deliver to the Company a written notice (a “Redemption Notice”) of the election by such Holder to exercise its redemption rights under this Section 8 (the date of delivery of such Redemption Notice being the “Redemption Notice Date”). Upon receipt of such Redemption Notice, the Company shall promptly (no later than two (2) Business Days from the Redemption Notice Date) give a written notice of the redemption request to each of the non-requesting Holders of Senior Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Closing Date, and the mechanics of redemption.  Each of the non-requesting Holders of Senior Preferred Shares may also elect to require the Company to redeem all or a portion of their Senior Preferred Shares by delivering a separate redemption notice to the Company within ten (10) Business Days of the receipt of such written notice from the Company. Each redemption of the Senior Preferred Shares pursuant to Section 8 hereof shall have its closing on a date no later than forty five (45) days of the Redemption Notice Date, or on such earlier date as designated by the holder of such Senior Preferred Shares (such date, the “Redemption Closing Date”).

(d).Surrender of Share Certificate. Upon the Redemption Closing Date, each redeeming Holder of Senior Preferred Shares shall surrender its certificate or certificates representing such Senior Preferred Shares to be redeemed to the Company and a dated and signed instrument of transfer therefor in the manner and at the place designated by the Company for that purpose, and immediately thereupon on the same date such Redemption Price shall be paid to the order of the Person whose name appears on such certificate or certificates as the owner of such Senior Preferred Shares and each such certificate shall be cancelled. In the event less than all the Senior Preferred Shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed Senior Preferred Shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Senior Preferred Shares to be redeemed, all dividends on such Senior Preferred Shares designated for redemption on the Redemption Closing Date shall cease to accrue and all rights of the Holders thereof, except the right to receive the respective Redemption Price thereof, shall cease and terminate, and such Senior Preferred Shares shall be immediately upon the Redemption Closing Date converted into Class A Ordinary Shares based on the then-effective Conversion Price.

(e).Partial Redemption. If on the Redemption Closing Date, the number of Senior Preferred Shares that may then be legally redeemed by the Company is less than the number of such Senior Preferred Shares to be redeemed on that day pursuant to this Section 8, then (i) the number of such Senior Preferred Shares then be redeemed shall be based ratably on all Senior Preferred Shares that are requested to be redeemed on that Redemption Closing Date, and (ii) the remaining Senior Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Without limiting any rights of the redeeming Holders of Senior Preferred Shares set forth in this Section, or are otherwise available under the Applicable Laws, the balance of any Senior Preferred Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the Redemption Price but which it has not paid in full, shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Senior Preferred Shares had prior to the Redemption Closing Date, until the Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Redemption Closing Date have been paid in full with respect to such Senior Preferred Shares.  In addition, if the Company fails (for whatever reason) to redeem any of the Senior Preferred Shares redeemable on the Redemption Closing Date, as from such date until the date on which the same are redeemed the Company shall not declare or pay, other than solely for the purpose of the payment of the Redemption Price, any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(f).Profit Distribution. To the extent permitted by the Applicable Laws, the Company shall procure that the profits of each of the Group Companies for the time being available for distribution shall be paid to it by way of dividend and/or other distribution if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Senior Preferred Shares required to be made pursuant to this Section 8.

(g).Payment of Redemption Price. Without limiting the generality of the foregoing Section 8(f), at all times after the receipt of a Redemption Notice, the Company shall take any and all action necessary and use its best endeavours to, and, to the extent not expressly prohibited by the Applicable Laws, and the redeeming Holders of Senior Preferred Shares shall have the right to, directly or indirectly through actions of its Investor Director(s) appointed by them (if any), cause each of the Group Companies to (i) borrow funds from available sources, (ii) declare and pay a cash dividend and/or any other distribution, and/or (iii) sell, transfer or otherwise dispose of any and all of its properties and assets, and apply any and all proceeds from any of the foregoing transactions for the purpose of the payment of the Redemption Price.

(h).Further Action. The Company shall cause each of the Group Companies and each holder of equity securities of the Group Companies to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Section 8. The Company shall and shall cause the Group Companies and the holders of Ordinary Shares to use their best efforts to ensure that the rights granted under this Section 8 to the redeeming Holders of Senior Preferred Shares are effective and that the redeeming holders of Senior Preferred Shares enjoy the benefits thereof.  The Company shall and shall cause each of the Group Companies and the holders of Ordinary Shares to use its best efforts and take any and all actions as may be necessary, advisable or reasonably requested by the redeeming Holders of Senior Preferred Shares in order to carry out the transactions contemplated by this Section 8 and to protect the rights of the redeeming Holders under this Section 8 against impairment.

Section 9.Miscellaneous.

(a).Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above Attention: Mr. Kun Dai, or such other facsimile number, e-mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Company, or if no such facsimile number, e-mail address or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Subscription Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b).Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the Senior Preferred Shares at the time, place, and rate, and in the coin or currency, herein prescribed.

(c).Lost or Mutilated Senior Preferred Share Certificate. If a Holder’s Senior Preferred Share certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Senior Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company (which shall not include the posting of any bond).

(d).Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of Cayman Islands, without regard to the principles of conflict of laws thereof.

(e).Dispute Resolution. Any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Certificate of Designation, shall be settled by arbitration to be held in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration. Each of the Company and the Holders hereby (i) waive, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (ii) agree to submit to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators.  The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed in accordance herewith, failing which such arbitrator shall be appointed by HKIAC. The arbitration shall be conducted in English. The Company and each Holder agree that in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance and lost profits. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction. The Company and each Holder expressly consent to the joinder of additional part(ies) in connection with the other Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the other Transaction Documents.  In addition, the Company and each Holder expressly agree that any disputes arising out of or in connection with this Agreement and the other Transaction Documents concern the same transaction or series of transactions. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(f).Waiver. Any waiver by the Company or any Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Company or a Holder must be in writing.

(g).Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the Applicable Law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under Applicable Law.

(h).Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i).Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j).Status of Converted or Redeemed Senior Preferred Shares. Senior Preferred Shares may only be issued pursuant to the Subscription Agreement. If any Senior Preferred Shares shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued Class A Ordinary Shares and shall no longer be designated as its Senior Convertible Preferred Shares.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 12th day of July 2021.

/s/ Kun Dai

Name:	Kun Dai

Title:	Chairman of the Board of Directors

[Signature Page to Uxin Limited Certificate of Designation of Senior Convertible Preferred Shares]

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SENIOR PREFERRED SHARES)

The undersigned hereby elects to convert the number of Senior Convertible Preferred Shares indicated below into [Class A Ordinary Shares, par value $0.0001 per share (the “Ordinary Shares”) / American Depositary Shares of the Company, each representing three (3) Class A Ordinary Shares of the Company (the “ADSs”)]1, of Uxin Limited, a Cayman Islands Company (the “Company”), according to the conditions hereof, as of the date written below. If [Ordinary Shares or ADSs] are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of Senior Preferred Shares owned prior to Conversion:

Number of Senior Preferred Shares to be Converted:

Stated Value of Senior Preferred Shares to be Converted:

Number of [Ordinary Shares / ADSs] to be Issued:

Applicable Conversion Price:

Number of Senior Preferred Shares subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:
Name:
Title:

1   Please select either Ordinary Shares or ADSs and delete the non-applicable one.

Annex A